Exhibit 10.12
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made as of the full execution of this Agreement and will be effective as of July 30, 2023 (the “Effective Date”) by and between Samsara Inc., a Delaware corporation (the “Company” or “Samsara”), and Andy McCall (“Consultant”).
1.Consulting Relationship. During the “Engagement Period” (as defined in Section 4 below), Consultant will provide consulting services to the Company as Senior Advisor to the Company’s Chief Executive Officer, described in Exhibit A (the “Services”), attached hereto and incorporated herein by this reference. The Services may be provided by Consultant, and consultation may be sought by the Company, at the Company’s offices, over email, video conference, or telephone, or another reasonable location and at reasonable times (all as specified by the Company).
2.Compensation and Extended COBRA. Consultant will not receive any additional compensation as consideration, including but not limited to cash payments or bonuses, for the Services except as listed in subsections (a) and (b) below.
a.Equity Vesting. Consultant shall continue to be entitled to vest in his restricted stock unit (“RSU”) awards outstanding as of the Effective Date pursuant to and in accordance with, as applicable, the terms of the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”), the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Restricted Stock Unit Agreements between the Company and Consultant thereunder. In addition, nothing in this Agreement shall impact Consultant’s continuing right to exercise his stock options (“Stock Options” and together with the RSUs, the “Equity Awards”) outstanding as of the Effective Date, pursuant to and in accordance with the terms of the applicable stock option agreements between the Company and Consultant (the “Stock Option Agreements” and, together with the RSU Agreements, the “Award Agreements”). Any portion of an Equity Award that is scheduled to vest following the Contract Termination Date (as defined below) immediately will be forfeited to the Company on the Effective Date and at no cost to the Company, notwithstanding any contrary provision of the Award Agreements. All Equity Awards remain subject to the terms and conditions of the Award Agreements. For the avoidance of doubt, there will be no break in service for equity vesting purposes when Consultant terminates employment and immediately thereafter commences providing Services pursuant to this Agreement.
b.COBRA. The Company has delivered information to you about continued group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). To continue such coverage, you must file the required election form. Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits through the Contract Termination Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
3.Expenses. Consultant shall not be authorized to incur any expenses on the Company’s behalf and shall be responsible for all expenses incurred while performing the Services unless specifically authorized by the Company in advance in writing. Authorized expenses will only be reimbursed upon the submission of a receipt, invoice, or other documentation in accordance with the Company’s generally applicable policies.
4.Term and Termination.
a.Term. This Agreement and Consultant’s provision of the Services shall commence on the Effective Date and terminate on December 31, 2023 (“Engagement Period” or “Term”), unless earlier terminated pursuant to the terms hereof, or unless extended by agreement of the parties hereto (whichever date applies being the “Contract Termination Date”).

b.Termination. The Company may terminate this Agreement at any time and for any reason, with or without cause. Any contrary representations are superseded by this Agreement. The “at will” nature of this Agreement may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Either party may terminate this Agreement upon written notice where the other party is in default or material breach of the terms of this Agreement and fails to cure such default or breach within ten (10) days of written notice. In the event of termination, the Equity Awards will be treated in accordance with the terms of the respective Award Agreement(s). The provisions of Sections 5(a)–(c), 8–13, and 14-15 shall survive the expiration or termination of this Agreement.
5.Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
a.No Authority to Bind the Company. Consultant acknowledges and agrees that Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
b.No Benefits. Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of himself and his employees) expressly declines to participate in such Company employee benefits. For purposes of this Agreement, “Company employee benefits” shall include, but not be limited to, any compensation or benefits Consultant may otherwise be entitled to receive pursuant to the Company policies, or provided in Offer Letters or other purported employment agreements between you and the Company. Notwithstanding the foregoing, the provisions of the Executive Change in Control and Severance Plan (including the related Participation Agreement between the Company and Consultant) in effect as of the Effective Date, only insofar as they relate to the Equity Awards, to the extent any remain outstanding, shall remain in full force and effect; otherwise, such agreement shall be terminated (including, for the avoidance of doubt, with respect to any cash or other severance benefits).
c.Taxes; Indemnification. Consultant shall have full responsibility for the applicable taxes for all compensation paid to Consultant under this Agreement. In addition, Consultant shall have full responsibility for compliance with all other applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements.
d.Pre-existing Employee Arbitration Agreement. This Consulting Agreement does not modify or supersede your existing agreement to arbitrate employment-related disputes, if any, related to your former employment with the Company as detailed in your November 12, 2021 Confirmatory Employment Letter (Exhibit C) with the Company.
6.Non-exclusive relationship. During the term of this Agreement, Consultant is free to represent and perform services for, or enter into contracts with, and/or be employed by other clients, persons, or corporations at Consultant’s sole discretion, so long as the performance of any such services or employment shall neither preclude, or in any way interfere or conflict with Consultant’s obligations pursuant to this Agreement or the Samsara Code of Conduct Policy and Samsara Conflicts of Interest Policy. Contractor agrees that he will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.
7.Reporting. Consultant will be required to report to the Chief Executive Officer (the “Company Designee”) concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of Company Designee.

8.Confidential Information. Any Confidential Information (as defined below) that Consultant learns, obtains, accesses or creates, shall be held in the strictest confidence unless that Confidential Information becomes either publicly and widely known or is made generally available through no wrongful act of Consultant. Consultant shall not use Confidential Information for any purpose other than performing the Consultant's obligations under this Agreement. Consultant shall not disclose Confidential Information to any person, firm, corporation or other entity, or make copies of Confidential Information, without written authorization from the Company. “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Inventions (as defined below) and other Company inventions; and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, lists of, or information relating to, suppliers and customers, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Consultant by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation. Consultant’s obligations concerning the Company’s Confidential Information shall survive the termination or expiration of this Agreement and the Engagement Period.
9.Assignment. All works of authorship, designs, inventions, improvements, technology, developments, discoveries, ideas, concepts, know-how, and trade secrets conceived, authored, made, developed, discovered, or reduced to practice by Consultant during the Engagement Period, solely or jointly with others, in connection with, or as a result of, the Services performed for Company (collectively, “Inventions”) will be the sole property of Company. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Consultant’s right, title and interest throughout the world in and to any and all Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights (“Intellectual Property Rights”) associated with the Inventions. Consultant hereby waives and irrevocably quit claims to the Company or its designee any and all claims, of any nature whatsoever, that Consultant now has or may hereafter have for infringement of any and all Inventions.
10.Further Assurances. Consultant will assist Company and its designees in every proper way to secure the Company’s rights, including without limitation any and all Intellectual Property Rights, in the Inventions throughout the world. Consultant will disclose to Company all pertinent information and data with respect to Inventions and related Intellectual Property Rights. Consultant will execute all applications, specifications, oaths, assignments, and other instruments that Company deems necessary in order to apply for and obtain these rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to these Inventions, and any related Intellectual Property Rights. Consultant’s obligation to provide assistance will continue after the termination or expiration of this Agreement and the Engagement Period.
11.Pre-Existing and Third Party Materials. If in the course of performing the Services, Consultant incorporates into any Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Consultant or in which Consultant has an interest, Consultant will promptly inform Company. Whether or not Consultant gives such notice, Consultant hereby grants to Company a nonexclusive, royalty free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, make derivative works of, distribute, sell, use, import, and otherwise exploit the material under all applicable intellectual property laws without restriction of any kind. If Consultant incorporates into any Invention any third party materials and/or intellectual property (“Third Party IP”): (a) Consultant will promptly so inform Company; (b) Consultant hereby grants to Company a royalty free, perpetual, irrevocable, worldwide sub-license to the Third Party IP; (c) Consultant hereby warrants and represents that (i) it has the requisite rights and authority to incorporate such Third Party IP into the Invention(s) and sublicense to Company the rights thereto and (ii) the exercise by Company of any rights granted to Company hereunder will not infringe the rights of any third party; and (d) Consultant shall defend, indemnify and hold harmless Company from all claims arising from Company’s use of the Third Party IP.
12.Attorney in Fact. If Consultant’s unavailability or any other factor prevents Company from pursuing or applying for any application for any United States or foreign registrations or applications covering the Inventions and related Intellectual Property Rights assigned to Company, then Consultant irrevocably designates and appoints Company as Consultant’s agent and attorney in fact. Accordingly, Company may act for and in Consultant’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Consultant.

13.Solicitation of Employees, Consultants and Other Parties. Consultant agrees that during the Term, and for a period of twelve (12) months following the Contract Termination Date, Consultant shall not either directly or indirectly, in any individual or representative capacity, a) solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for itself or for any other person or entity; or b) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which Consultant contacted, solicited, or served during the shorter of the twelve (12)-month period prior to the conclusion of Consultant’s Services for the Company or the period of Consultant’s Services for the Company.
14.Conflicts with this Agreement. Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant represents and warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant shall not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.
15.Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
16.Miscellaneous.
a.Assignment. Neither party may assign this Agreement without the other party’s prior written consent, provided, however, that Company may assign this Agreement without Consultant’s prior written consent to any entity that acquires all or substantially all of the business or assets of Company, whether by merger, reorganization, acquisition, sale or otherwise. Any assignment made in conflict with this provision shall be void, and this Agreement shall benefit and bind the permitted successors and assigns of the parties.
b.Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company. Any subsequent change or changes in Consultant’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
c.Entire Agreement. This Agreement, including the Exhibits, constitutes the entire agreement of the parties and supersedes all oral negotiations and prior or contemporaneous writings with respect to the subject matter hereof, except that the Award Agreements shall continue in full force and effect.
d.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
e.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

f.Severability. If any provision, or any portion of any provision, of this Agreement is held to be unenforceable under applicable law, the parties agree to renegotiate that provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) that provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if the provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
g.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
h.Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY:	Consultant:

Samsara Inc.	Andy McCall

By: /s/ Adam Eltoukhy	By: /s/ Andy McCall

Name: Adam Eltoukhy	Name: Andy McCall

Title: Chief Legal Officer

Date: June 29, 2023	Date: June 29, 2023
Attachment:
Exhibit A – Consultant Statement of Services

EXHIBIT A
Consultant Statement of Services
This Consultant Statement of Services is issued under and subject to all of the terms and conditions of the Consultant Agreement dated July 30, 2023 by and between Samsara Inc. (“Company”) and Andy McCall (“Consultant”).
Services
Consultant will serve as a consultant to the Company and advise the Company’s management, employees and agents, at reasonable times, in matters related to the Company’s actual and planned business, as requested by the Company for the duration of the Term (the “Services”).
The Services, shall include, but shall not be limited to:
1.Providing services to the Company to ensure an orderly transition of Consultant’s former employment responsibilities to other Samsara employees, consultants, or agents;
2.Cooperating with Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate in any way to events or occurrences that transpired while Consultant was employed by the Company.